EXHIBIT 99.1

WESTERN GAS RESOURCES, INC.

INCREASES CAPACITY OF REVOLVING CREDIT FACILITY

DENVER, November 22, 2005.  Western Gas Resources, Inc. (“Western” or the “Company”) (NYSE:WGR) today announced that on November 22, 2005 it amended and increased the capacity of its existing $580 million revolving credit facility.  The amended and restated credit agreement is with a syndicate of banks, led by the Bank of America, N.A. (“Bank of America”), under which the banks have extended to Western a $700 million five-year senior revolving credit facility.  Loans made under this revolving credit agreement are secured by a pledge of the capital stock of Western’s significant subsidiaries, and a guaranty by Western’s significant domestic subsidiaries of the payments owed under the credit agreement.

Each loan bears interest at a Eurodollar rate or a base rate, as requested by Western, plus an applicable percentage based on Western’s debt to capitalization ratio.  The base rate is the higher of the Federal Funds Rate plus one-half of one percent or Bank of America’s published prime rate.  In addition, under the terms of the $700 million credit agreement, Western pays a commitment fee quarterly in arrears based on a percentage (between 10 and 30 basis points depending on Western’s debt to capitalization ratio) multiplied by the daily amount that the aggregate commitments exceed borrowings under the agreement.

As of November 22, 2005, Western had $378 million in loans outstanding under the credit agreement. All borrowings under the $580 million credit facility have been repaid with borrowings under the $700 million revolving credit agreement.  The remaining balance of the credit facility is available to Western for general working capital purposes.

Effective November 22, 2005, Western also made minor amendments to its master shelf agreement with The Prudential Insurance Company to modify the subsidiaries, which provide guarantees and pledges thereunder to be consistent with the revolving credit agreement.

William Krysiak, Executive Vice President and Chief Financial Officer said, “I want to thank all of the participating lenders for their continued support of Western.  The amended facility provides us with additional borrowing capacity and reduces our overall borrowing rate by approximately 50 basis points.  This facility positions the Company well to continue our growth strategy which is focused on several of the most active drilling areas in the country.”

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
e-mail: rwirth@westerngas.com